RESTATED ARTICLES OF INCORPORATION

OF

YUM! Brands, Inc.

FIRST:  The name of the corporation is YUM! Brands, Inc., hereinafter referred to as the “Corporation.”

SECOND:  The Corporation shall have authority to issue 1,000,000,000 shares, without par value, of which 750,000,000 shall be Common Shares, and of which 250,000,000 shares shall be Preferred Shares, with the following powers, preferences and rights, and qualifications, limitations and restrictions.

(a)
Except as otherwise provided by law, each Common Share shall have one vote, and, except as otherwise provided in respect of any series of Preferred Shares hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Shares.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any series of Preferred Shares hereafter classified or reclassified having a preference on distribution in the liquidation, dissolution or winding up of the Corporation shall be entitled, to share ratably in the remaining net assets of the Corporation.

(b)
The Board of Directors is authorized, subject to limitations prescribed by the North Carolina Business Corporation Act (“NCBCA”) and these Articles of Incorporation, to adopt and file from time to time articles of amendment that authorize the issuance of Preferred Shares which may be divided into two or more series with such preferences, limitations, and relative rights as the Board of Directors may determine; provided, however, that no holder of any Preferred Share shall be authorized or entitled to receive upon the involuntary liquidation of the Corporation an amount in excess of $100.00 per Preferred Share.

(c)
Series A Junior Participating Preferred Stock.  A series of Preferred Shares of the Corporation is hereby created, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.	Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 750,000.

2.	Dividends and Distributions.

(A)
Subject to the prior and superior rights of the holders of any Preferred Shares ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.  In the event the Corporation shall at any time after July 21, 1998 (the "Rights Declaration Date") (i) declare any dividend on Common Shares payable in Common Shares,(ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(B)
The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)
Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3.	Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A)
Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(B)
Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)	(i)
If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, all holders of Preferred Shares (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii)
During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Shares, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of Preferred Shares outstanding shall be present in person or by proxy.  The absence of a quorum of the holders of Common Shares shall not affect the exercise by the holders of Preferred Shares of such voting right.  At any meeting at which the holders of Preferred Shares shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Shares shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number.  After the holders of the Preferred Shares shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii)
Unless the holders of Preferred Shares shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Shares outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Shares, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Preferred Shares are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Shares by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation.  Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Shares outstanding.  Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv)
In any default period, the holders of Common Shares, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Shares shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Shares shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant.  References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)
Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Shares as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Shares as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Articles of Incorporation or By-laws of the Corporation (the "By-laws") irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Articles of Incorporation or By-laws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D)
Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

4.	Certain Restrictions.

(A)
Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i)
declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii)
declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)
redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv)
purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)
The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.
Reacquired Shares.  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6.	Liquidation, Dissolution or Winding Up.

(A)
Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference").  Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii), the "Adjustment Number").  Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Shares, respectively, holders of Series A Junior Participating Preferred Stock and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Shares and Common Shares, on a per share basis, respectively.

(B)
In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.  In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

(C)
In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(D)
Notwithstanding the other provisions of this Section 6, no holder of shares of Series A Junior Participating Preferred Stock shall be authorized or entitled to receive upon the involuntary liquidation of the Corporation an amount in excess of $100.00 per share.

7.
Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Share payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

8.	No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

9.
Ranking.  The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Shares, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10.
Amendment.  At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

11.
Fractional Shares.  Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

THIRD:  The address of the registered office of the Corporation in the State of North Carolina is 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603; and the name of its initial registered agent at such address is CT Corporation System.

FOURTH:  No holder of any share of the Corporation, whether now or hereinafter authorized, shall have any preemptive right to subscribe for or to purchase any shares or other securities of the Corporation, nor have any right to cumulate his votes for the election of Directors.  At all meetings of the Shareholders of the Corporation, a quorum being present, all matters (other than the election of Directors) shall be decided by the vote of the holders of a majority of the stock of the Corporation, present in person or by proxy, and entitled to vote thereat.

FIFTH:  The following provisions are intended for the management of the business and for the regulation of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation of the powers conferred by statute:

(a)
The Board of Directors shall have the exclusive power and authority to direct management of the business and affairs of the Corporation and shall exercise all corporate powers, and possess all authority, necessary or appropriate to carry out the intent of this provision, and which are customarily exercised by the board of directors of a public company.  In furtherance of the foregoing, but without limitation, the Board of Directors shall have the exclusive power and authority to:  (a) elect all executive officers of the Corporation as the Board may deem necessary or desirable from time to time, to serve at the pleasure of the Board; (b) fix the compensation of such officers; (c) fix the compensation of Directors; and (d) determine the time and place of all meetings of the Board of Directors and Shareholders of the Corporation.  A scheduled meeting of Shareholders may be postponed by the Board of Directors by public notice given at or prior to the time of the meeting.

(b)
The number of Directors constituting the Board of Directors shall not be less than three nor more than fifteen, as may be fixed from time to time by resolution duly adopted by the Board of Directors.  Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting next following the director’s election as a Director.  Notwithstanding the expiration of the term of a Director, the Director shall continue to hold office until a successor shall be elected and qualified.

(c)
A vacancy occurring on the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of Directors or from the failure by Shareholders of the Corporation to elect the full authorized number of Directors, may only be filled by a majority of the remaining Directors or by the sole remaining Director in office.  In the event of the death, resignation, retirement, removal or disqualification of a Director during his elected term of office, his successor shall serve until the next Shareholders’ meeting at which Directors are elected.

(d)	The Board of Directors may adopt, amend or repeal the Corporation’s Bylaws, in whole or in part, including amendment or repeal of any Bylaw adopted by the Shareholders of the Corporation.

(e)	The Corporation may in its Bylaws confer upon Directors powers additional to the foregoing and the powers and authorities conferred upon them by statute.

(f)
The Corporation reserves the right to amend, alter, change, or repeal any provision herein contained, in the manner now or hereafter prescribed by law, and all the rights conferred upon Shareholders hereunder are granted, and are to be held and enjoyed, subject to such rights of amendment, alteration, change or repeal.

(g)
The only qualifications for Directors of the Corporation shall be those set forth in these Articles of Incorporation.  Directors need not be residents of the State of North Carolina or Shareholders of the Corporation.

(h)
The Board of Directors may create and make appointments to one or more committees of the Board comprised exclusively of Directors who will serve at the pleasure of the Board and who may have and exercise such powers of the Board in directing the management of the business and affairs of the Corporation as the Board may delegate, in its sole discretion, consistent with the provisions of the NCBCA and these Articles of Incorporation.  The Board of Directors may not delegate its authority over the expenditure of funds of the Corporation except to a committee of the Board and except to one or more officers of the Corporation elected by the Board.  No committee comprised of persons other than members of the Board of Directors shall possess or exercise any authority in the management of the business and affairs of the Corporation.

(i)
Except as provided in Section (c) of this Article Fifth, a nominee for Director shall be elected to the Board of Directors if the number of shares voted ‘‘for’’ the nominee’s election exceeds the number of shares voted ‘‘against’’ the nominee’s election at a meeting of the Shareholders of the Corporation for the election of Directors at which a quorum is present, provided that if the number of nominees as of the record date for the meeting exceeds the number of Directors to be elected at the meeting (a ‘‘Contested Election’’), the Directors shall be elected by a plurality of the votes cast in the election of Directors.

SIXTH:

(a)
The Corporation shall, to the fullest extent from time to time permitted by law, indemnify its Directors and officers against all liabilities and expenses in any suit or proceedings, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Corporation, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were at the time taken known or believed by such Director or officer to be clearly in conflict with the best interests of the Corporation.  The Corporation shall likewise and to the same extent indemnify any person who, at the request of the Corporation, is or was serving as a Director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan.

(b)
The right to be indemnified hereunder shall include, without limitation, the right of a Director or officer to be paid expenses in advance of the final disposition of any proceedings upon receipt of an undertaking to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified hereunder.

(c)
A person entitled to indemnification hereunder shall also be paid reasonable costs, expenses and attorneys’ fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder.

(d)
The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall not be limited by the provisions of Section 55-8-51 of the NCBCA or any successor statute.

(e)
The Board of Directors may take such action as it deems necessary or desirable to carry out these indemnification provisions, including adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

(f)
Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce any right to indemnification afforded by this Article to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.

SEVENTH:  To the full extent from time to time permitted by law, no person who is serving or who has served as a Director of the Corporation shall be personally liable in any action for monetary damages for breach of any duty as a Director, whether such action is brought by or in the right of the Corporation or otherwise.  Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director of the Corporation with respect to any matter which occurred, or in any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

EIGHTH:  The provisions of Article 9A of the NCBCA shall not be applicable to the Corporation.

NINTH:  Except as may be otherwise determined by the Board of Directors, the Shareholders of the Corporation shall have access as a matter of right only to the books and records of the Corporation as may be required to be made available to qualified shareholders by the NCBCA.

TENTH:  To the extent that there ever may be inconsistency between these Articles of Incorporation and the Bylaws of the Corporation as may be adopted or amended from time to time, the Articles of Incorporation shall always control.